Sequential Quarterly Revenue (IC/FPD)

($ in millions)

	Q3 2007	Q2 2007	Q1 2007
IC Revenue	$ 85	$ 89	$ 86
High-End: 90nm and below	(9)	(10)	(9)
FPD Revenue	19	21	20
High-End: G6 and above	(12)	(15)	(15)
Total	$104	$110	$106